


<ARTICLE>    5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION RESTATED TO GIVE EFFECT
TO THE MERGER OF THE REGISTRANT WITH DOCUMAGIX, INC. PRESENTED ON A PRO FORMA
BASIS FOR THE 1997 QUARTERLY PERIODS AS SHOWN.
</LEGEND>
<RESTATED>
<MULTIPLIER>    1,000

<PERIOD-TYPE>               9-MOS <F1>      6-MOS <F1>      3-MOS <F1>
<FISCAL-YEAR-END>           DEC-31-1997     DEC-31-1997     DEC-31-1997
<PERIOD-START>              JAN-01-1997     JAN-01-1997     JAN-01-1997
<PERIOD-END>                SEP-30-1997     JUN-30-1997     MAR-31-1997
<CASH>                           10,443          14,683             323
<SECURITIES>                          0               0               0
<RECEIVABLES>                     4,450<F2>       3,574<F2>       3,306<F2>
<ALLOWANCES>                          0               0               0
<INVENTORY>                       3,727           3,762           3,356
<CURRENT-ASSETS>                 18,933          22,358           7,200
<PP&E>                            1,030<F2>         799<F2>         786<F2>
<DEPRECIATION>                        0               0               0
<TOTAL-ASSETS>                   21,207          23,715           8,992
<CURRENT-LIABILITIES>             4,576           6,329           7,023
<BONDS>                               0             165             181
<PREFERRED-MANDATORY>                 0               0           2,764
<PREFERRED>                           0               0              63
<COMMON>                            116             116              18
<OTHER-SE>                       16,489          17,029          (1,060)
<TOTAL-LIABILITY-AND-EQUITY>     21,207          23,715           8,992
<SALES>                          12,269           8,221           4,250
<TOTAL-REVENUES>                 17,324          11,029           5,655
<CGS>                             8,740           5,797           2,949
<TOTAL-COSTS>                     9,304           6,224           3,098
<OTHER-EXPENSES>                  4,785<F3>       3,544<F3>       1,265<F3>
 <LOSS-PROVISION>                     0               0               0
<INTEREST-EXPENSE>                    0               0               0
<INCOME-PRETAX>                  (3,717)         (3,509)         (1,589)
<INCOME-TAX>                         79              54              47
<INCOME-CONTINUING>              (3,796)         (3,563)         (1,636)
<DISCONTINUED>                        0               0               0
<EXTRAORDINARY>                       0               0               0
<CHANGES>                             0               0               0
<NET-INCOME>                     (3,796)         (3,563)         (1,636)
<EPS-PRIMARY>                     (0.43)<F4>      (0.41)<F4>      (0.20)<F4>
<EPS-DILUTED>                     (0.43)          (0.41)          (0.20)

<F1> The Company changed its fiscal year end from March 31 to a 52-53 week reporting year. Fiscal year 1997 includes 52 weeks. For presentation purposes, the Company refers to its reporting years ended January 3, 1998 as ending on December 31, 1997.
<F2> Item shown net of allowance, consistent with the balance sheet presentation.
<F3> Item consists of research and development.
<F4> Item consists of basic earnings per share.


